EX-99.77C  VOTES

Shareholder Voting Results

     On April 28, 2000, a special meeting of shareholders of Advantus Mortgage Securities Fund, Inc. was held. Shareholders of record on February 28, 2000, were entitled to vote on the proposals described below.

(1)  To elect a Board of Directors as follows:

                                                   Votes            Votes
Director                                            For           Withheld

Charles E. Arner                                 3,357,967         227,423
Ellen S. Berscheid                               3,359,527         225,863
Ralph D. Ebbott                                  3,360,064         225,326
Frederick P. Feuerherm                           3,360,064         225,326
William N. Westhoff                              3,355,400         229,990

(2) To approve the elimination or modification of the following investment policies for:

                                              Votes        Votes       Votes
                                               For        Against    Withheld

A.  Modify policy regarding borrowing
and the issuance of senior securities       2,529,582      31,065     270,685

B.  Modify policy regarding concentration
in a particular industry                    2,530,029      31,695     269,608

C.  Modify policy regarding investments
in real estate and commodities              2,523,056      38,736     269,540

D.  Modify policy regarding lending         2,526,259      34,500     270,572

E.  Eliminate policy restricting
the pledging of assets                      2,510,430      48,224     272,678

F.  Eliminate policy restricting
margin purchases and short sales            2,511,750      48,565     271,017

G.  Eliminate policy limiting
investment in restricted securities
and other illiquid assets                   2,516,028      34,436     280,867

H.  Eliminate diversification policy        2,518,562      34,045     278,725

I.  Eliminate policy regarding
investments in issuers that have been
in operation for less than 3 years          2,519,634      32,699     278,999

J.  Eliminate policy addressing
potential conflicts of interest             2,506,470      42,732     282,130

K.  Eliminate policy prohibiting
investing in companies for control          2,515,935      45,622     269,774

L.  Eliminate policy restricting
investments in other investment
companies                                   2,517,645      44,047     269,640

(3)  To approve an amendment to the
investment advisory agreement between
the Fund and Advantus Capital Management,
Inc., as described in the proxy statement   2,511,078      36,940     283,314

(4)  To ratify the selection of KPMG LLP
as independent public accountants for
the Fund                                    3,308,147       9,627     267,617